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                                                                   EXHIBIT 99.1




                             SOUTHWALL TECHNOLOGIES INC.

                         1997 EMPLOYEE STOCK PURCHASE PLAN


I.      PURPOSE

        The Southwall Technologies Inc. 1997 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Plan supersedes the Company's 1987 Employee Stock Purchase Plan (the "Predecessor Plan") effective June 1, 1997.

II.     DEFINITIONS

        For purposes of administration of the Plan, the following terms have the meanings indicated:

        BOARD means the Board of Directors of the Company.

        CODE means the Internal Revenue Code of 1986, as amended.

        COMMON STOCK means shares of the common stock, $.001 par value, of the Company.

        COMPANY means Southwall Technologies Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Southwall Technologies Inc. which by appropriate action adopts the Plan.

        COMPENSATION means (i) all payments received by a Participant as compensation for services rendered to the Company or one or more other Participating Companies, including all wages, salaries, overtime payments, bonuses, commissions and incentive payments, and (ii) all contributions made on the Participant's behalf pursuant to any qualified cafeteria plan or salary deferral arrangement under Code Section 125 or 401(k) established by the Company, but excluding all other contributions made by the Company or its Corporate Affiliates for the benefit of the Participant to any employee benefit or welfare plan now or hereafter established.

        CORPORATE AFFILIATE means any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code Section
425), including any parent or subsidiary corporation which becomes such after the Effective Date.

        EFFECTIVE DATE of the Plan means June 1, 1997; PROVIDED, however, that any Corporate Affiliate which becomes a Participating Company in the Plan after that date shall designate a subsequent Effective Date with respect to its employee-Participants.


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        EMPLOYEE means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Code Section 3121(a).

        PARTICIPANT means any Employee of a Participating Company who (i) has satisfied the service requirement set forth in Article V and (ii) is actively participating in the Plan.

        PARTICIPATING COMPANY means the Company and those Corporate Affiliate or Affiliates as may be designated from time to time by the Board.

III.      ADMINISTRATION

          The Plan will be administered by the Board or by a committee (the "Committee") comprised of members appointed from time to time by the Board or a delegate of either. The Plan Administrator (whether the Board or the Committee or a delegate) has full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator are final and binding on all parties who have an interest in the Plan.

IV.      PURCHASE PERIODS

         (a) Common Stock will be offered for purchase under the Plan through a series of six (6) month purchase periods. The first purchase period will begin on June 1, 1997 and subsequent purchase periods will begin on each December 1 and June 1 thereafter until (i) all shares available under the Plan have been purchased or (ii) the Plan terminates in accordance with
Article IX.

         (b) Under no circumstances may any purchase rights granted under the Plan be exercised, nor may any shares of Common Stock be issued hereunder, until the Company has complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Common Stock is listed and all other applicable requirements established by law or regulation.

V.      ELIGIBILITY AND PARTICIPATION

        (a) An Employee of a Participating Company is eligible to participate in the Plan for a purchase period if he or she has completed at least one (1) year of continuous service with the Company or any Corporate Affiliate on or before the first day of that purchase period.

        (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and payment authorization) and file those forms with the Plan Administrator (or its designate) during the designated enrollment period. In the payment authorization form, the Employee may choose one of the following methods of payment for the shares to be acquired on his/her behalf during the purchase period:

                 (i)      periodic payroll deduction; or

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                (ii)      lump sum payment;

provided that the Administrator may, for any purchase period, prohibit lump sum payments.

        (c) If periodic payroll deductions are selected, those deductions must be made in a multiple of 1% of the Compensation paid to the Participant during the purchase period, up to a maximum of 15%. The deduction rate chosen will continue in effect for the entire purchase period, unless the Participant, before the beginning of any payroll period within that purchase period, designates a lower rate (including a 0% rate) by filing the appropriate form with the Plan Administrator (or its designate). The new rate will become effective on the first day of the payroll period following the filing of the form and may not be increased during the remainder of the purchase period. Payroll deductions, however, will automatically stop upon the termination of the Participant's purchase right in accordance with
Section VII(d) or (e) below.

        (d) If the lump-sum alternative is selected, the lump sum payment may not exceed 15% of the Compensation paid to the Participant during the purchase period and must be paid within the first fifteen (15) days of the final month of the purchase period. However, no lump-sum payment may be made with respect to a purchase right terminated in accordance with Section VII(d) or (e) below.

VI.      STOCK SUBJECT TO PLAN

         (a) The Common Stock issuable under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued shares of Common Stock or from reacquired shares, including shares purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 100,000 shares (subject to adjustment under subparagraph (b) below). If any right granted under the Plan terminates without having been exercised, the shares not purchased under that right will again be available for issuance under the Plan.

         (b) If any change is made to the Common Stock issuable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any stock dividend, stock split, combination of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments will be made by the Plan Administrator to (i) the class and maximum number of shares issuable under the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under the Plan.

VII.      PURCHASE RIGHT

          An Employee who participates in the Plan for a particular purchase period will have the right to purchase Common Stock on the terms and conditions set forth below and must execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          (a) PURCHASE PRICE. The purchase price per share will be the LESSER of (i) 85% of the fair market value per share of Common Stock on the date on which the purchase right is


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granted or (ii) 85% of the fair market value per share of Common Stock on the date the purchase right is exercised. The fair market value per share of Common Stock on any relevant date will be the closing selling price of a share of Common Stock on that date, as officially quoted on the principal exchange on which the Common Stock is at the time traded or, if not traded on any exchange, the closing selling price per share of Common Stock on that date, as reported on the NASDAQ National Market System. If there are no sales of Common Stock on that day, then the closing selling price for the Common Stock on the next preceding day for which quotations do exist will be determinative of fair market value.

        (b) NUMBER OF PURCHASABLE SHARES. The number of shares that a Participant may purchase for a particular purchase period is the number of whole shares obtained by dividing the payments made by the Participant for that purchase period, together with any amount carried over from the preceding purchase period pursuant to the provisions of Section VII(f), by the purchase price in effect for the purchase period. However, a Participant may not purchase more than 600 shares (subject to adjustment under Section VI(b)) in any purchase period.

        Under no circumstances may purchase rights be granted under the Plan to any Employee who would, immediately after the grant, own (within the meaning of Code Section 425(d)), or otherwise hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

        (c) PAYMENT. Payment for the Common Stock purchased under the Plan must be made in accordance with the method of payment authorized by the Participant. Each payment made by the Participant will be credited to his/her individual account under the Plan, but no interest will be paid on the balance from time to time outstanding in the account. All payments may be commingled with the general assets of the Company and may be used for general corporate purposes.

        (d)      TERMINATION OF PURCHASE RIGHTS.

                 (i) A Participant may, before the last ten (10) days of the purchase period, terminate his/her outstanding purchase right by filing the prescribed notification form with the Plan Administrator (or its designate). All payments previously collected from the Participant for that purchase period will be promptly refunded and no further payments may be made for that purchase period.

                (ii) The termination will be irrevocable for the purchase right in which it is made and the Participant must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payment authorization) if the Participant wishes to resume participation in a subsequent purchase period.

        (e) TERMINATION OF SERVICE. If a Participant leaves the Service of the Company before the end of a Purchase Period, the purchase right for that purchase Period will immediately terminate and all payments collected from the Participant during that purchase period will be promptly refunded to the Participant.


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        A Participant will be considered to be in the Service of the Company for so long as the Participant remains in the active employ of the Company or any other Participating Company under the Plan.

        (f) STOCK PURCHASE. Outstanding purchase rights (other than purchase rights previously terminated in accordance with Section VII(d) or
(e) above) will be automatically exercised on the last day of the purchase period. The exercise will be made by applying the amount credited to each Participant's account on the last date of the purchase period to the purchase of whole shares of Common Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for that purchase period. Any amount remaining in the Participant's account will be held for the purchase of Common Stock in the next purchase period, PROVIDED the Participant continues in the Plan for that purchase period. However, any amount not applied to the purchase of Common Stock by reason of the Section VII(b) limitation on the maximum number of purchasable shares will be refunded promptly after the close of the purchase period.

        (g) PRORATION OF PURCHASE RIGHTS. Should the total number of shares to be purchased pursuant to outstanding purchase rights exceed on the exercise date the number of shares then available for issuance under the Plan, the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants will, to the extent not applied to the purchase of Common Stock, be refunded to the Participants.

        (h) RIGHTS AS STOCKHOLDER. A Participant has no rights as a stockholder with respect to shares covered by the purchase right granted to the Participant until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments will be made for dividends, distributions or other rights for which the record date is before the date of purchase.

        A Participant will to receive, as soon as practicable after the date of each purchase, stock certificates for the number of shares purchased on his/her behalf. The certificates may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

        The Plan Administrator has full power and authority to implement an immediate sale program under the Plan with one or more selected broker/dealers which will allow Participants to sell their purchased shares of Common Stock on the open market immediately after the close of the purchase period and prior to the actual issuance of the stock certificates for the purchased shares.

        (i) ASSIGNABILITY. Purchase rights are not assignable or transferable by a Participant and may be exercised only by the Participant.

        (j) MERGER OR LIQUIDATION OF COMPANY. If one or more of the following transactions occurs during a purchase period: (a) a dissolution or liquidation of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation; (c) a reverse merger in which the Company is the surviving corporation but in which fifty percent (50%) or


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more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the merger, then at the Plan Administrator's discretion (I) all purchase rights outstanding under the Plan immediately before the consummation of the transaction will be exercised by applying the sums previously collected from Participants during the purchase period to the purchase of whole shares of Common Stock, subject, however, to the applicable limitations of Section VII(b) or (II) all sums previously collected from Participants during that purchase period will be refunded upon the consummation of the transaction.

VIII.      ACCRUAL LIMITATIONS

        No Participant may accrue rights to acquire Common Stock under this Plan if and to the extent that such accrual, when aggregated with (I) stock rights accrued under other purchase rights outstanding under this Plan and
(II) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or its Corporate Affiliates, would otherwise permit the Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of the stock on the date or dates that the rights are granted to the Participant) for each calendar year that the rights are at any time outstanding.

IX.      AMENDMENT AND TERMINATION

        The Board may from time to time alter, amend, suspend or discontinue the Plan; PROVIDED, however, that no such action may adversely affect purchase rights at the time outstanding under the Plan; and PROVIDED, FURTHER, no such action may be taken without the approval of the Company's stockholders if and to the extent that the Board determines that such approval is necessary to satisfy regulatory requirements.

X.      GENERAL PROVISIONS

        (a) The Plan will terminate on the EARLIER of (i) May 31, 2007 or (ii) the date on which all shares available under the Plan have been sold.

        (b) All costs and expenses incurred in the administration of the Plan will be paid by the Company.

        (c) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall confer upon the Participant any right to continue in the employ of the Company or any of its Corporate Affiliates for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any of its Corporate Affiliates employing Participant) to terminate the Employee status of the Participant at any time and for any reason, with or without cause.

        (d) The provisions of the Plan shall be governed by the laws of the State of California.